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                                                                   EXHIBIT 99.1


HYDRIL EXPECTS THIRD QUARTER 2003 REVENUE AND OPERATING INCOME TO BE DOWN SEQUENTIALLY

Houston, September 18, 2003 / PRNewswire-FirstCall / -- Hydril (Nasdaq:HYDL) today announced that its third quarter revenue and operating income will be below the company's previous expectations.

The company expects third quarter premium connection revenue to be down about 15% from the second quarter 2003. While the deep formation rig count in the U.S. increased sequentially in the third quarter, as of the end of August this increase had not been reflected in increased demand on Hydril from its distributors. In its international premium connection business, the downturn was deeper than expected, particularly in markets which have been affected by political and civil unrest.

For the company's pressure control segment, third quarter revenue is expected to be down almost 10% from the second quarter of 2003 due principally to customer-initiated change orders, which will delay completion of projects currently in progress. As a result of the change orders, some pressure control capital equipment revenue that had been anticipated for the third quarter is now expected in the fourth quarter, while some revenue previously anticipated for the fourth quarter is now not expected until the first quarter of 2004.

As a result the company expects its third quarter revenue to decline about 10% and its operating income to be approximately 45% below its second quarter operating income.

Financial results for the company's third quarter ending September 30, 2003, and further details of the company's expectations for the remainder of the year will be discussed in a conference call scheduled to occur during the week of October 27.

Chris Seaver, President and CEO, stated, "For the fourth quarter, Hydril expects its revenue and operating income to improve due to anticipated further improvement in rig counts, resulting in higher demand for North American premium connections as distributors come to the end of their destocking, and strong pressure control aftermarket sales. The company currently expects its fourth quarter revenue and operating income to be similar to its second quarter 2003 results. The medium- to long-term outlook for our business continues to be good, driven by firm commodity prices and rising rig counts.

Hydril is in the process of completing and quantifying a research and experimentation tax credit which could significantly reduce the company's third quarter and full year provision for income taxes; however, the company is not in a position to quantify the amount of any tax credit at this time.

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Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connections and pressure control products used for oil and gas drilling and production.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. These statements relate to future events or the company's future financial performance, including the company's business strategy, and involve known and unknown risks and uncertainties. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity and the demand for and pricing of Hydril's products. These factors may cause the company's or the industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.


 Contact:     Sue Nutt
              Investor Relations
              (281) 985-3493 or (281) 985-3532